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                   SALOMON BROTHERS INVESTORS VALUE FUND INC

                     AMENDED SERVICES AND DISTRIBUTION PLAN


                  This Services and Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Salomon Brothers Investors Value Fund Inc, a corporation organized under the laws of the State of Maryland (the "Company"), with respect to those classes of shares (each, a "Class") of the Company listed in Appendix A, as amended from time to time, subject to the following terms and conditions:

Section 1.        Payments for Distribution and Services.

(a) Service Fee. The Company will pay to Salomon Smith Barney Inc., a New York corporation ("SSB"), or the person whom it directs, on behalf of Class A, Class B and Class 2 of the Company, a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Company attributable to each such Class (the "Service Fee"). The Service Fee shall be deemed a "service fee" as defined in Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

(b) Distribution Fee. In addition to the Service Fee, the Company will pay to SSB, on behalf of Class B and Class 2 of the Company, a distribution fee under the Plan at the annual rate set forth opposite the name of such Class on Appendix A hereto of the average daily net assets of the Company attributable to each such Class (the "Distribution Fee").

(c) Payment of Fees. The Service Fee and the Distribution Fee will be calculated daily and paid monthly by the Company with respect to each Class at the annual rates indicated above. SSB may make payments to assist in the marketing and sales of all classes of shares of the Company out of any portion of any fee paid to SSB or any of its affiliates by the Company, its past profits or any other sources available to it.

Section 2.        Expenses Covered by the Plan.

(a) The Service Fee payable with respect to each Class of the Company is used by SSB for servicing stockholder accounts, including payments to selected brokers and dealers. Such administrative and stockholder services may include processing purchase, exchange and redemption requests from customers and placing orders with the Company's transfer agent; processing dividend and distribution payments from the Company and on behalf of customers; providing information periodically to customers showing their positions in shares; responding to inquiries from customers concerning their investment in shares; arranging for bank wires; and providing such other similar services as may be reasonably requested. SSB may retain all or a portion of the Service Fee.

(b) The Distribution Fee with respect to each Class of the Company is paid to compensate SSB for distribution services provided by it in connection with its sale of shares of such Class as a broker, and related expenses incurred, including payments by SSB to compensate or reimburse selected brokers or dealers for providing such distribution services. Such services





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and expenses may include, but are not limited to, the following: costs of printing and distributing the Company's Prospectus, Statement of Additional Information and sales literature to prospective investors; an allocation of overhead and other branch office distribution-related expenses of SSB; payments to and expenses of other persons who provide support services in connection with the marketing and sales of the shares; any other costs and expenses relating to distribution or sales support activities; compensation for SSB's initial expense of paying its investment representatives or introducing brokers a commission upon the sale of the Company's shares; and accruals for interest on the amount of the foregoing expenses that exceed the amount of the distribution fee and the contingent deferred sales charge ("CDSC") received by SSB. SSB may retain all or a portion of the Distribution Fee. The portion of the Distribution Fee paid to selected securities brokers and dealers is paid as a continuing fee in the manner specified in the Prospectus based upon the value of the average daily net assets of the Class of shares that remain invested in the Company with respect to accounts that such brokers and dealers continue to service.

(c) The amount of the Service Fee and the Distribution Fee payable by the Company under Section 1 hereof is not related directly to expenses incurred by SSB and this Section 2 does not obligate the Company to reimburse SSB for such expenses. SSB may retain any excess of the fees it receives pursuant to this Plan over its expenses incurred in connection with providing the services described in this Section 2. The Distribution Fee set forth in Section 1 will be paid by the Company to SSB unless and until the Plan is terminated or not renewed with respect to the Company or Class thereof, and any distribution expenses incurred by SSB on behalf of the Company in excess of payments of the Distribution Fee specified in Section 1 hereof which SSB has accrued through the termination date are the sole responsibility and liability of SSB and not an obligation of the Company. SSB may waive receipt of fees under the Plan for a period of time while retaining the ability to be paid under the Plan thereafter.

Section 3.        Indirect Distribution Expense.

                  To the extent that any payments made by the Company to SSB or Salomon Brothers Asset Management Inc, in its capacity as investment adviser to the Company, including payment of any administrative and other service fees or investment advisory fees, may be deemed to be indirect payment of distribution expenses, those indirect payments shall be deemed to be authorized by this Plan.

Section 4.        Approval of Stockholders.

                  The Plan will not take effect with respect to a particular Class of the Company, and no fee will be payable in accordance with Section 1 of the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of such Class. The Plan will be deemed to have been approved with respect to a particular Class of the Company so long as a majority of the outstanding voting securities of such Class votes for the approval of the Plan, notwithstanding that the Plan has not been approved by any other Class of the Company.


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Section 5.        Approval by Directors.

                  Neither the Plan nor any related agreements will take effect with respect to a Class of the Company until approved by a majority of both: (a) the full Board of Directors of the Company; and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

Section 6.        Continuance of the Plan.

                  The Plan will continue in effect from year to year with respect to each Class of the Company, so long as its continuance is specifically approved at least annually by the vote of the Company's Board of Directors in the manner described in Section 5 above.

Section 7.        Termination.

                  The Plan may be terminated with respect to a Class of the Company at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities (as so defined) of such Class of the Company or by a majority vote of the Independent Directors. The Plan may remain in effect with respect to a particular Class of the Company even if the Plan has been terminated in accordance with this Section 7 with respect to any other Class of the Company.

Section 8.        Amendments.

                  The Plan may not be amended with respect to a Class of the Company so as to increase materially the amounts of the fees described in
Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of such Class of the Company. No material amendment to the Plan may be made unless approved by the Company's Board of Directors in the manner described in Section 5 above.

Section 9.        Selection of Certain Directors.

                  While the Plan is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

Section 10.       Written Reports.

                  In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Company with respect to a Class pursuant to the Plan or any related agreement will prepare and furnish to the Company's Board of Directors, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

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Section 11.       Preservation of Materials.

                  The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 12.       Meanings of Certain Terms.

                  As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.

Section 13.       Limitation of Liability.

                  The Articles of Incorporation of the Company, as amended from time to time (the "Articles of Incorporation"), which is on file with the Secretary of State of Maryland, provides that to the fullest extent permitted by Maryland law, no Director or officer of the Company shall be personally liable to the Company or its shareholders for money damages, except to the extent such exemption from liability or limitation thereof is not permitted by the 1940 Act.

Section 14.       Governing Law.

                  This Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

                                  SALOMON BROTHERS INVESTORS VALUE FUND INC


                                  By: /s/ Heath B. McLendon
                                      __________________________
                                      Name:  Heath B. McLendon
                                      Title: Chairman
Dated:  June 1, 2001

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                                  APPENDIX A TO
                     AMENDED SERVICES AND DISTRIBUTION PLAN

                               As of June 1, 2001

               Name of Fund                    Name of Class          Service Fee1(1)       Distribution Fee1(1)
               ------------                    -------------          ---------------       --------------------
Salomon Brothers Investors Value Fund Inc         Class A                0.25%                         0.00%

Salomon Brothers Investors Value Fund Inc         Class B                0.25%                         0.75%

Salomon Brothers Investors Value Fund Inc         Class 2                0.25%                         0.75%

Salomon Brothers Investors Value Fund Inc         Class O                0.00%                         0.00%

Salomon Brothers Investors Value Fund Inc         Class Y                0.00%                         0.00%

--------
1 Expressed as an annual rate of the average daily net assets of the Company attributable to that Class.